AGREEMENT

This Agreement is made as of this [23rd day of January, 2007] [February 9, 2007] by and between Kwong Kai Shun (Hong Kong Identity Card Number C377425(0)), an individual (“Kwong”), and certain purchasers (each an “Investor” and together the “Investors”) of the Series A Convertible Preferred Stock (the “Series A Stock”) of SRKP 9, Inc., a Delaware corporation (the “Company”), sold in that certain private placement (“Private Placement”) conducted by the Company.

RECITALS

WHEREAS, as of the date of the final closing of the Private Placement, the Investors purchased an aggregate of 2,325,581 shares of the Series A Stock, the rights, preferences and privileges of said Series A Stock as set in that Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock ($0.0001 par value per share) of SRKP 9, Inc., a copy of which is attached hereto as Exhibit “A” (the “Certificate”).

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follow:

Section 1. Definitions. The following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Company’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Preferred Stock” means the Series A Convertible Preferred Stock, $0.0001 par value per share, of SRKP 9, Inc.

“Stated Value” shall have the meaning set forth in Section 2 of the Certificate.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange.

“Trading Market Listing Date” means the first Trading Day on which the Common Stock is listed for trading on a Trading Market.

“Triggering Purchase Amount” means, for each share of Preferred Stock, 110% of the Stated Value.

Section 2. 2006 and 2007 Earnings.

a) The parties hereto acknowledge that the mutually agreed valuation of the Company as of the date of the final close of the Private Placement shall be $32,872,050 (the “Agreed Investment Valuation”) and based on 25,482,210 shares of Common Stock outstanding, each share of Common Stock shall be valued at $1.29. The parties understand that the Agreed Investment Valuation is also based on the understanding that the Company’s net income determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) as set forth in its audited financial statements for the year ending December 31, 2006 (“2006 Net Income”) will be $6.3 million (a price-earning ratio of 5 times), and the net income determined in accordance with GAAP as set forth in its audited financial statements for the year ending December 31, 2007 (“2007 Net Income”) will be $7.7 million (a price-earning ratio of 4 times).

b) Kwong now undertakes to the Investors that if it happens that the actual net income of 2006 and/or 2007 is less than the 2006 Net Income and/or 2007 Net Income respectively, then Kwong shall make up the shortfall by transferring to the Investors a certain number of Common Stock calculated as follows:

A = N x S

A	means the number of additional shares of Common Stock (rounded down to the nearest integral) to be transferred by Kwong to the Investors under this section (“Net Income Shares”)

N means the number of Stock that have not been sold by the Investors

S	means the shortfall in agreed valuation per share of Common Stock calculated as follows:

$1.29 - ((actual amount of net income for the Relevant Year x Relevant P/E) / 25,482,210)
and for this purpose, “Relevant Year” means 2006 and 2007 (as the case may be) and “Relevant P/E” means the price earning ratio of 5 for the year 2006 and the price earning ratio 4 for the year 2007

c) The parties agree that the total number of Net Income Shares shall in no circumstances be more than 2,326,000. Upon execution of this Agreement, Kwong shall cause 2,326,000 shares of Common Stock be placed in escrow with David L. Kagel (the “Escrow Agent”) and that the Net Income Shares shall be further distributed subject to the timing of said escrow.

Section 3. Purchase Upon Triggering Event.

a) “Triggering Event” means the Common Stock shall fail to be listed for trading on a Trading Market on or before June 30, 2007.

b) Upon the occurrence of a Triggering Event, each Investor shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Investor for a period of thirty (30) days following the Triggering Purchase Payment Date as defined below, to require Kwong to purchase all of the Preferred Stock then held by such Holder for a price, in cash, equal to the Triggering Purchase Amount. The Triggering Purchase Amount shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Purchase Payment Date”). Kwong fails to pay in full the Triggering Purchase Amount hereunder on the date such amount is due in accordance with this Section, Kwong will pay interest thereon at a rate equal to the lesser of 10% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Purchase Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder has been paid the Triggering Purchase Amount in cash.

Section 4. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Party at the facsimile number or address of such party as attached hereto appearing on the books. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4 prior to 5:00 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4 between 5:00 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement shall be commenced in the state and federal courts sitting in the City of Los Angeles, State of California (the “California Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Los Angeles Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Los Angeles Courts, or such Los Angeles Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

c) Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

KWONG

Kwong Kai Shun
(Hong Kong Identity Card Number C377425(0))
Room 1601-1604, 16/F., CRE Centre
889 Cheung Sha Wan Road, Kowloon, Hong Kong
Address:

Telephone:
Facsimile:

INVESTORS

Address:

Telephone:
Facsimile: